UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported) JANUARY 23, 2014

Commission File Number 000-527273

ELRAY RESOURCES INC.
 (Exact name of registrant as specified in its charter)

Nevada	98-0526438
State or other jurisdiction of incorporation or organization	(I.R.S. Employer Identification No.)

3651 Lindell Road, Suite D 131, Las Vegas, Nevada 46992
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: 917.775.9689

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01 COMPLETION OF ACQUISITION

On January 23, 2014, Elray Resources Inc. (the “Company) entered into a Know-How and Asset Purchase Agreement (the “Agreement”), with Virtual Technology Group LLC, a Nevada limited liability company (“VTG”), and Gold Globe Investments Limited, a BVI company (“GGIL”), whereby the Company acquired from VTG and GGIL all of their know-how, intellectual property, software, documentation, designs, work products and database schemas pertaining to their “E Store” currently hosted at www.dynastyestore.com and virtual exchange currently hosted at www.dynastycreditexchange.com. The purchase price for these assets consists of a convertible note in the amount of $1.5 million payable to VTG and a second convertible note in the amount of $2.8 million payable to GGIL. Each convertible note is interest free, with a three (3) year term and convertible any time after 180 days from the date of issuance of the note upon the holder’s written request. The conversion price of the notes is an average of the seven (7) days closing price of the Company’s stock immediately prior to the date of election to convert.

VTG and GGIL are engaged in the development of web technology and have jointly developed both an E-store and a virtual exchange platform that facilitate trading of virtual items and casino credits as well as bitcoins. The Company acquired these assets to assist the Company continue to build and support is marketing and support business for online casinos and social games.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELRAY RESOURCES INC.

DATE: February 19, 2014	By:	/s/ Brian Goodman
	Name:	Brian Goodman
	Title:	President

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